CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of Provention Bio, Inc. on Form S-1 (No. 333-224801) to be filed on or about June 20, 2018 of our report dated May 9, 2018, on our audits of the financial statements as of December 31, 2017 and 2016 and for the year ended December 31, 2017, and for the period from October 4, 2016 (inception) through December 31, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 20, 2018